Contact:	Dan Yarbrough, Director of Investor Relations
704-948-2617
danyarbrough@orthofix.com

Orthofix Announces Fourth Quarter
and Full Year 2006 Results

•	As previously announced, fourth quarter revenue totaled $116.1 million, up 45% year-over-year; full-year revenues of $365.4 million up 17% from 2005
•	Excluding $28.1 million from the Blackstone Medical acquisition, 4th quarter revenues rose 10% year-over-year
•	Revenue in each of the Company’s business segments rose compared with the fourth quarter of 2005
•	Fourth quarter GAAP EPS totaled $0.44; adjusted EPS was $0.51, up 9% over 2005

HUNTERSVILLE, N.C., March 6, 2007- Orthofix International N.V., (NASDAQ:OFIX) (the Company) today released its financial results for the fourth quarter and full-year ended December 31, 2006. As previously announced on February 13th, fourth quarter revenue was a record $116.1 million, an increase of 45% year-over-year. This included $28.1 million from Blackstone Medical, Inc. (Blackstone), which was acquired in September 2006. Excluding Blackstone’s revenue, Orthofix’s fourth quarter revenue rose 10% over the prior year. Full-year 2006 revenue totaled $365.4 million, including Blackstone’s fourth quarter contribution, representing an increase of 17% over the full-year 2005. The impact of foreign currency on sales for the fourth quarter of 2006 was a positive $1.6 million.

Reported fourth quarter earnings totaled $7.4 million, or $0.44 per diluted share. Excluding the gain from a foreign currency exchange, as well as the impact of certain expenses related to the Blackstone acquisition, business restructuring initiatives and stock compensation expense resulting from the Company’s adoption of FAS 123R in 2006, adjusted net income in the fourth quarter was $8.5 million, or $0.51 per share. This represents a nine percent increase when compared with adjusted EPS of $0.47 in the fourth quarter of 2005. Adjusted net income, excluding additional specified non-cash items was $0.67 per share in the fourth quarter, which was up 29% compared with $0.52 in the prior year.

For the full-year 2006 the Company reported a net loss of $7.0 million or ($0.43) per share, including the impact of purchase accounting (primarily the $40 million non-cash write-off of in-process R&D) associated with the Blackstone acquisition. Excluding the impact of purchase accounting associated with the Blackstone acquisition as well as certain other items, adjusted net income for the full year was $36.7 million or $2.24 per diluted share. Adjusted net income in 2005, which excludes the benefit from net litigation proceeds as well as the termination of a licensing agreement, was $2.12 per share. Adjusted net income, excluding additional specified non-cash items was $2.56 per share for the full year 2006 compared with $2.32 in 2005.

Non-GAAP Financial Measures

The tables below present reconciliations between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP financial measures, referred to as “adjusted net income” and “adjusted net income, excluding additional specified non-cash items”, that exclude from net income the items specified in the table. Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. For a more detailed explanation of the items in the tables below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, please see the Regulation G Supplemental Information schedule attached to this press release.

Reconciliations of Non-GAAP Performance Measures

Fourth Quarter	Q406		Q405
	($000's)	EPS	($000's)	EPS

Reported GAAP net income/(loss)	$7,403	$0.44	$7,198	$0.44

Specified Items:
Gain from foreign currency exchange	($2,356)	($0.14)	---	---
Costs related to Blackstone acquisition	$695	$0.04	$538	$0.03
Divisional restructuring costs	$1,031	$0.06	---	---
Adoption of FAS 123R	$1,722	$0.10	---	---

Adjusted net income	$8,495	$0.51	$7,736	$0.47

Additional specified non-cash items:
Non-cash BREG amortization	$826	$0.05	$797	$0.05
Non-cash Blackstone amortization	$1,927	$0.11	---	---

Adj. net income, excluding add'l specified non-cash items	$11,248	$0.67	$8,533	$0.52

Full year 2006	Full-Year 2006		Full-Year 2005
	($000's)	EPS	($000's)	EPS

Reported net income/(loss)	($7,042)	($0.43)	$73,402	$4.51

Specified Items:
Legal settlement proceeds, net of litigtion costs	($1,089)	($0.07)	($37,400)	($2.30)
Bone Source license termination	---	---	($1,527)	($0.09)
Gain from foreign currency exchange	($2,006)	($0.12)	---	---
Tax benefit from Italian trademark revaluation	($2,871)	($0.17)	---	---
Management transition & restructuring costs	$2,629	$0.16	---	---
Purchase accounting & other Blackstone acquisition costs	$42,378	$2.58	---	---
Adoption of FAS 123R	$4,724	$0.29	---	---

Adjusted net income	$36,723	$2.24	$34,475	$2.12

Additional specified non-cash items:
Non-cash BREG amortization	$3,310	$0.20	$3,199	$0.20
Non-cash Blackstone amortization	$1,927	$0.12	---	---

Adj. net income, excluding add'l specified non-cash items	$41,960	$2.56	$37,674	$2.32

NOTE: Some calculations may be impacted by rounding

“Orthofix’s results in the fourth quarter were once again in-line with our expectations, with each of our business sectors reporting sales growth compared with the prior year,” said CEO Alan Milinazzo. “In addition to strong quarterly results from Blackstone, we continue to be encouraged by the improved performance of our other operations, including our orthopedics and sports medicine businesses.”

The Company also announced that for the full-year 2007 it expects to generate total earnings per diluted share of $1.94-$2.04, and adjusted net income, excluding additional specified non-cash items, of $2.98-$3.08 per share, based on total revenue of $487-$502 million. In the first quarter of 2007, the company expects to generate $114-$118 million in revenues, and anticipates reporting EPS of $0.35-$0.40 and adjusted net income, excluding additional specified non-cash items of $0.62-$0.67 per share. For a reconciliation between expected earnings calculated in accordance with GAAP and the non-GAAP measure referred to as “adjusted net income, excluding additional specified non-cash items” please see the Regulation G Supplemental Information schedule attached to this press release.

Revenue

Total fourth quarter sales in the Company’s spine sector grew 110% year-over-year, including Blackstone, to $58.3 million. Excluding Blackstone, fourth quarter spine revenues increased nine percent from the prior year driven by continued demand in the U.S. for the Company’s lumbar and cervical stimulation products. Blackstone’s fourth quarter revenues of $28.1 million rose 76% from the prior year, due primarily to higher sales of its fusion products, including its lumbar spinal fixation system, vertebral body replacement devices and minimally invasive pedicle screw systems. Additionally, revenue from Blackstone’s biologic portfolio more than tripled, to approximately 16% of their total sales, primarily as the result of increased sales of its adult stem cell-based bone growth matrix as well as a number of recently introduced allograft interbody devices.

Spine sales for the full year 2006 were $145.1 million, including Blackstone’s fourth quarter contribution, which was a 43% increase from 2005. Excluding Blackstone, the Company’s spine revenues grew 15% compared with 2005.

Fourth quarter revenue from Orthofix’s orthopedics business increased nine percent, to $24.7 million, compared with the prior year. The growth was driven by higher sales in each of the Company’s three main product areas, including its internal and external fixation devices, its deformity correction products and its bone growth stimulators for non-union long bone fractures.

Orthopedic revenue for the full year 2006 was $95.8 million, an increase of four percent over 2005.

Fourth quarter revenue in the Company’s sports medicine sector rose 11% year-over-year, to $21.1 million, due to 11% year-over-year increases in U.S. sales of both bracing and cold therapy products.

For the full year 2006, sports medicine revenue rose eight percent compared with 2005.

Gross Margin

The gross margin percentage in the fourth quarter of 2006 expanded by 150 basis points year-over-year, to 74.2%, primarily as the result of the increase in sales of higher margin spine stimulation products and the inclusion of Blackstone’s higher margin spine implant revenues, as well as ongoing operational improvement initiatives. For the full-year, the gross margin percentage rose 110 basis points, to 74.4%, compared with 2005.

Operating Expenses

Sales and marketing (S&M) expenses as a percent of revenue increased by 280 basis points in the fourth quarter, to 40.2%, and rose for the full year by 310 basis points, to 39.9%, compared with the respective periods in 2005. The increase resulted from costs related to the Blackstone acquisition and stock-based compensation expense related to the adoption of FAS 123R in 2006. These items accounted for approximately half of the fourth quarter increase, and approximately 75% of the full year rise.

General and administrative (G&A) expenses in the fourth quarter increased by 170 basis points year-over-year, to 14.6% of sales. This increase was primarily attributed to higher stock-based compensation costs related to the adoption of FAS 123R, divisional restructuring costs and an increase in corporate development and related expenses. The G&A ratio for the full year grew by 310 basis points over 2005, including 125 basis points related to FAS123R. The remainder of the increase was due mainly to divisional restructuring and other costs incurred in connection with corporate development initiatives, including the Blackstone acquisition.

Research and development (R&D) expenses in the fourth quarter increased by 170 basis points year-over-year, to 5.5% of total sales, primarily due to the Blackstone acquisition. For the full year, R&D expenses were 15.1% of revenues, up from 3.8% in 2005. This increase was primarily a result of the non-cash write-off of approximately $40 million of in-process R&D in connection with the Blackstone acquisition during the third quarter of 2006.

Other Income and Expenses

Orthofix reported fourth quarter net interest expense of $5.7 million, compared with approximately $1.8 million in 2005. Full year interest expense was $6.1 million, up from $5.5 million in 2005. The fourth quarter and full-year increases were mainly a result of debt incurred in connection with the Blackstone acquisition.

The Company also reported other income of $2.7 million in the fourth quarter of 2006, compared with other expenses totaling $278,000 in the previous year. For the full year, the Company reported other income of $2.5 million, compared with other income of $1.2 million in 2005. The fourth quarter and full year increases in other income in 2006 were primarily due to a non-cash gain related to a foreign currency exposure of approximately €42 million related to an intercompany instrument which was hedged by a currency swap executed in December 2006 to minimize the Company’s future exchange risk related to this exposure.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s financial results for the fourth quarter of 2006, and its expectations for 2007. Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 8637352. A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 8637352.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the Spine, Orthopedics, and Sports Medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products and those sold by recently acquired subsidiaries, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months		For the year
	ended December 31,		ended December 31,
	2006	2005	2006	2005

Net sales	$116,140	$80,264	365,359	$313,304
Cost of sales	29,960	21,924	93,625	83,788
Gross profit	86,180	58,340	271,734	229,516

Operating expenses
Sales and marketing	46,722	30,049	145,707	115,422
General and administrative	16,973	10,343	53,309	36,050
Research and development	6,441	3,090	54,992	11,766
Amortization	3,464	1,648	8,873	6,572
	73,600	45,130	262,881	169,810

Operating income	12,580	13,210	8,853	59,706

Interest expense, net	(5,742)	(1,788)	(6,109)	(5,468)
Other income/(loss), net	2,731	(278)	2,508	1,188
KCI settlement, net of litigation costs	0	(266)	1,093	40,089
Income before minority interests and income tax	9,569	10,878	6,345	95,515

Minority interests	(26)	0	(26)	0
Income before income tax	9,543	10,878	6,319	95,515

Income tax expense	(2,140)	(3,680)	(13,361)	(22,113)
Net income/(loss)	$7,403	$7,198	(7,042)	$73,402

Net income/(loss) per common share - basic	$0.45	$0.45	$(0.44)	$4.61

Net income/(loss) per common share - diluted	$0.44	$0.44	$(0.43)	$4.51

Weighted average number of common shares outstanding - basic	16,406,353	16,007,163	16,165,540	15,913,475

Weighted average number of common shares outstanding - diluted	16,788,889	16,318,619	16,422,969	16,288,975

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	As of	As of
	December 31,	December 31,
	2006	2005

Assets
Current assets:
Cash and cash equivalents	$25,988	$63,786
Restricted cash	7,193	13,762
Trade accounts receivable	104,662	80,745
Inventory	70,395	32,853
Deferred income taxes	6,971	4,511
Prepaid expenses and other	10,952	11,618
Total current assets	226,161	207,275

Securities and other investments	4,082	4,082
Property, plant and equipment, net	25,311	18,987
Goodwill and intangible assets, net	574,229	240,323
Deferred taxes and other long-term assets	24,696	3,194
Total assets	$854,479	$473,861

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$78	$79
Current portion of long-term debt	3,334	15,187
Trade accounts payable	26,051	11,602
Other current liabilities	23,770	51,208
Total current liabilities	53,233	78,076

Long-term debt	312,055	21
Deferred income taxes	95,019	25,652
Other long-term liabilities	1,540	1,227
Total liabilities	461,847	104,976

Minority interests	26	-

Shareholders' equity
Common shares	1,645	1,602
Additional paid-in capital	128,297	106,746
	129,942	108,348

Retained earnings	248,433	255,475
Accumulated other comprehensive income	14,231	5,062
Total shareholders' equity	392,606	368,885

Total liabilities and shareholders' equity	$854,479	$473,861

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For the year ended December 31,
	2006	2005

Net cash provided by operating activities	$5,060	$106,673

Cash flows from investing activities:
Investment in subsidiaries and affiliates	(342,290)	-
Capital expenditure	(11,570)	(12,248)
Net cash used in investing activities	(353,860)	(12,248)

Cash flows from financing activities:
Net proceeds (repayment) of loans and borrowings	300,026	(62,085)
Proceeds from issuance of common stock	13,682	6,471
Payment of debt issuance costs	(5,884)	-
Tax benefit on non-qualified stock options	2,175	-
Net cash provided by (used in) financing activities	309,999	(55,614)

Effect of exchange rate changes on cash	1,003	(969)

Net (decrease) increase in cash and cash equivalents	(37,798)	37,842
Cash and cash equivalents at the beginning of the period	63,786	25,944
Cash and cash equivalents at the end of the period	$25,988	$63,786

Net sales by business segment for the periods ended December 31,
(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	% Increase	2006	2005	% Increase

Orthofix Domestic	$39.4	$36.0	9%	$152.6	$135.1	13%

Blackstone	28.1	0.0	n/m	28.1	0.0	n/m

Breg	20.3	18.7	9%	76.2	72.0	6%

Orthofix International	28.3	25.6	11%	108.5	106.2	2%

Total	$116.1	$80.3	45%	$365.4	$313.3	17%

Net sales by market sector for the periods ended December 31,
(In millions)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	% Increase	2006	2005	% Increase

Orthopedic Products
Spine	$58.3	$27.8	110%	$145.1	$101.6	43%
Orthopedics	24.7	22.7	9%	95.8	92.1	4%
Sports Medicine	21.1	19.0	11%	79.1	73.0	8%

	104.1	69.5	50%	320.0	266.7	20%

Vascular	5.8	5.3	9%	21.2	23.9	-11%
Other	6.2	5.5	13%	24.2	22.7	7%

Total	$116.1	$80.3	45%	$365.4	$313.3	17%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a table that reconciles the Company’s 2007 estimates for net income per share calculated in accordance with generally accepted accounting principles (GAAP) and a non-GAAP financial measure, referred to as “adjusted net income, excluding additional specified non-cash items”, that is also expressed as a per share amount and excludes from net income the items specified in the table.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the 4th quarters and full-years of 2006 and 2005 that is included in the body of this release, and the Reconciliation of a Non-GAAP Guidance Measure included below in Section 1 of this supplemental schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

	EPS
	FY 2007	Q107
Estimated GAAP net income	$1.94-$2.04	$0.35-$0.40

Specified non-cash items

Equity compensation expense (FAS 123R)	$0.32	$0.08
Amortization related to BREG purchase accounting	$0.19	$0.05
Amortization related to Blackstone purchase accounting	$0.53	$0.14

Adjusted net income, excluding specified non-cash items	$2.98-$3.08	$0.62-$0.67

Section 2

Description of 4th quarter Specified Items and Additional Specified Non-Cash Items

Specified Items

•
Gain from foreign currency exchange- non-cash gain related to a foreign currency exposure of approximately €42 million on an intercompany instrument which was hedged by a currency swap arrangement executed on December 15, 2006 to minimize future foreign currency exchange risk related to this instrument.

•
Costs related to Blackstone acquisition- professional fees associated with the acquisition, expenses related to a distributor termination and costs for new marketing related items such as literature and signage used for promotional purposes at trade shows and industry conferences.

•
Divisional restructuring costs- expenses incurred in connection with the restructuring of Orthofix’s operations, including termination costs, recruiting and other professional costs, and start-up costs associated with the transfer of impad production for the A-V Impulse device from the UK to Mexico.

•	Adoption of FAS 123R- equity compensation expense resulting from the adoption of FAS 123R.

Additional Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone Medical, net of tax. This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold.

Description of Full-Year 2006 Specified Items and Additional Specified Non-Cash Items

Specified Items

•	Legal settlement proceeds, net of litigation costs- proceeds from the KCI legal settlement involving a patent infringement that was resolved in 2005, net of legal costs incurred.
•	Gain from foreign currency exchange- see description above.
•	Bone Source license termination- non-cash gain resulting from the recovery of deferred royalty income following the termination of the Bone Source licensing agreement.
•
Tax benefit from Italian trademark revaluation- tax benefit resulting from an election by our Italian subsidiary to adopt a new tax provision related to the revaluation of trademarks in Italy solely for tax purposes.

•
Management transition and restructuring costs- expenses related to the succession of Orthofix’s previous CEO, and costs incurred to restructure the company’s operations, including termination costs, recruiting and other professional fees and start-up costs associated with the transfer of impad production for the A-V Impulse device from the UK to Mexico.

•
Purchase accounting and other Blackstone acquisition costs- expenses related to the Blackstone acquisition, including the write-off of approximately $40 million of in-process R&D as well as costs incurred to terminate historical distribution arrangements.

•	Adoption of FAS123R- equity compensation expense resulting from the adoption of FAS 123R.

Specified Non-Cash Items

•	Non-cash BREG amortization- see description above.
•	Non-cash Blackstone amortization- see description above.

Section 3

Management use of, and economic substance behind, Non-GAAP Financial Measures

Management uses the two non-GAAP measures, referred to as “adjusted net income” and “ adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

Non-GAAP adjusted net income and the per share amounts based on this measure, as well as non-GAAP adjusted net income, excluding additional specified non-cash items, and the per share amounts based on this measure, may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost to the company and can have a material effect on cash flows. For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the company’s non-GAAP measures. Similarly, stock compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP financial measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP numbers reflect the underlying operating results of the Company’s businesses, excluding non-operating or unusual items, which management believes are important measures of the company's overall performance.

The company provides detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure, and encourages investors to review these reconciliations.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP financial measures.